Exhibit 5.2

October 12, 2022

Gorilla Technology Group Inc.

7F, No.302, Ruey Kuang Road

Neihu, Taipei 114720, Taiwan, R.O.C.

Ladies and Gentlemen:

We have acted as special New York counsel to Gorilla Technology Group Inc., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of, inter alia, the offer and sale from time to time of (i) warrants (the “Warrants”) to purchase up to 1,273,125 ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), and (ii) and 4,139,842 Class A Contingent Value Rights (“Class A CVRs”), issued by the Company in each case, by the selling securityholders named in the Registration Statement.

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, 74 Bus. Law. 807 (2019).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the following:

1.	the Registration Statement;

2.	the Company’s Amended and Restated Memorandum and Articles of Association;

3.	the Amended and Restated Business Combination Agreement, dated as of May 18, 2022, by and among Global SPAC Partners Co., a Cayman Islands exempted company (“Global”), Gorilla Merger Sub, Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company (“Merger Sub”), the Company, Global SPAC Sponsors LLC, a Delaware limited liability company (“Sponsor”), in the capacity as the representative from and after the Effective Time (as defined in the Business Combination Agreement (as defined below)) for the shareholders of Global as of immediately prior to the Effective Time (the “SPAC Representative”), and Tomoyuki Nii, in the capacity as the representative from and after the Effective Time for the Company shareholders (the “Gorilla Representative”) as of immediately prior to the Effective Time (as amended, modified, and supplemented, from time to time, including by way of assignment and joinder, the “Business Combination Agreement”);

4.	the Plan of Merger between Global and Merger Sub (the “Plan of Merger”);

5.	the Warrant Agreement, dated as of April 8, 2021 by and between Global and Continental Stock Transfer & Trust Company (“CST”) (as assigned by Global to the Company by the Amendment to Warrant Agreement, by and among Global, the Company, and CST (the “Assignment Agreement”)) (as assigned, the “Warrant Agreement”);

Gorilla Technology Group Inc.

October 12, 2022

6.	a specimen Warrant certificate (the “Warrant Specimen”);

7.	the Contingent Value Rights Agreement (the “CVR Agreement”), by and among the Company, Global, Sponsor as the SPAC Representative, Yomoyuki Nii as the Gorilla Representative and CST, as rights agent (the “Rights Agent”);

8.	the form of subscription agreement among Global, the Company and various PIPE Investors as defined in the CVR Agreement; and

9.	resolutions of the board of directors of the Company.

We have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have also relied on a certificate of an executive officer of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind, including without limitation, that we have assumed: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) that any entity that is a party to any of the documents reviewed by us has been duly organized, incorporated or formed, and is validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of organization, incorporation or formation; (v) that each party to each document reviewed by us has the full power, authority, and legal right to execute, deliver and perform each such document; (vi) the due authorization, execution and delivery by each party thereto of each document reviewed by us; (vii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of applicable law and the relevant provisions of such document (and/or any other applicable document) prior to its amendment or restatement from time to time; (viii) that each of the documents submitted to or reviewed by us constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (ix) that the Warrants are in the form of the Warrant Specimen; (x) the Assignment Agreement has been authorized, executed and delivered by the Company, Global and CST; (xi) the CVR Agreement has been authorized, executed and delivered by the Company, the SPAC Representative and the Rights Agent and the Class A CVRs have been authorized, executed and delivered by the Company and the Rights Agent in accordance with the provisions of the CVR Agreement; (xii) each Subscription Agreement has been authorized, executed and delivered by the Company, the SPAC Representative and each PIPE Investor and is enforceable against each such party; (xiii) the Warrants and the Class A CVRs have been issued in accordance with the terms of the Warrant Agreement, the CVR Agreement, the Business Combination Agreement and the Plan of Merger; and (xiv) that there are no documents or agreements by or among any of the parties to the transaction described in the Registration Statement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter.

We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of New York.

Based upon and subject to the foregoing, it is our opinion that the Warrants and the Class A CVRs constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, to general principles of equity (whether applied by a court of law or equity) and to the public policy against indemnification for violations of United States securities laws.

Gorilla Technology Group Inc.

October 12, 2022

Our opinion is given in reliance on Section 5-1401 of the New York General Obligations Law (“GOL 5-1401”). GOL 5-1401 provides, in pertinent part, that “the parties to any contract . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.” Although the New York Court of Appeals has recently upheld the application of that statute in IRB-Brasil Resseguros, S.A. v. Inepur Invs., S. A., 82 N.E.2d 609 (N.Y. 2012), we note that legal commentators have questioned the validity thereof under the Constitution of the United States, and we express no opinion as to the constitutionality of such law. We draw your attention to the fact that at least one federal court has, notwithstanding the terms of GOL 5-1401, in dictum noted possible constitutional limitations upon GOL 5-1401, in both domestic and international transactions. See e.g., Lehman Brothers Commercial Corp. v. Minmetals Non-Ferrous Metals Trading Co., No. 94 Civ. 8301, 2000 WL 1702039 (S.D.N.Y. Nov. 13, 2000).

We express no opinion as to (i) whether a federal court of the United States outside of the State of New York, a state court outside the State of New York, or a foreign court would give effect to the choice of New York law provided for in the Warrant; (ii) whether a federal court of the United States outside the State of New York, or a state court outside the State of New York, would have personal jurisdiction over any party; (iii) whether a federal court of the United States would have subject matter jurisdiction over any action brought against any party; (iv) the registration requirements of the 1933 Act or when or under what circumstances the Warrants or the Ordinary Shares may be reoffered or resold; or (v) the enforceability of the Business Combination Agreement, the CVR Agreement, the Assignment Agreement, the Warrant Agreement, the Warrant or the Class A CVRs.

We note that the Plan of Merger and the Ordinary Shares are governed by the laws of the Cayman Islands. We express no opinion as to how the exercise of (i) the Warrants for Ordinary Shares or (ii) the Class A CVRs may be affected by such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP